Exhibit (a)(5)(A)

BROOKFIELD PROPERTY REIT INC. ANNOUNCES COMMENCEMENT AND TERMS OF
SUBSTANTIAL ISSUER BID

BROOKFIELD NEWS, February 11, 2019 — Brookfield Property REIT Inc. (“BPR”) (NASDAQ: BPR) announced today that it has formally commenced its previously announced substantial issuer bid (the “Offer”) to purchase for cash up to $95,000,000 in value of shares of its Class A Stock, par value, $0.01 per share (“Class A Stock”). The Offer is not being made for limited partnership units (“BPY Units”) of Brookfield Property Partners L.P. (“BPY”), which are the subject of a concurrent and separate offer by BPY.

The Offer is being made by way of a “modified Dutch auction,” which allows holders of Class A Stock to select the price, within the specified range, at which each such holder is willing to sell all or a portion of the shares of Class A Stock such holder owns. The Offer prices range from $19.00 to $21.00 per share of Class A Stock (in increments of $0.10 per share). The Offer will be for up to a maximum of 5,000,000 shares of Class A Stock, based on full participation and a purchase price equal to the minimum purchase price per share of Class A Stock.

The directors and executive officers of BPR have advised it that they do not intend to tender any of their shares of Class A Stock in the Offer. Brookfield Asset Management Inc., (“BAM”) beneficially owns 6,751,047 shares of Class A Stock. BAM has advised BPR that neither it nor any of its affiliates, including BPY, intend to tender any of their shares of Class A Stock in the Offer.

Upon expiration of the Offer, BPR will determine the lowest purchase price per share of Class A Stock (which will be not greater than $21.00 nor less than $19.00 per share of Class A Stock) that will enable BPR to purchase the maximum number of shares of Class A Stock properly tendered in the Offer, and not properly withdrawn, having an aggregate purchase price not exceeding $95,000,000 (or such lesser number if less than $95,000,000 in value of shares of Class A Stock are properly tendered after giving effect to any shares of Class A Stock properly withdrawn).

If shares of Class A Stock with an aggregate purchase price of more than $95,000,000 are properly tendered and not properly withdrawn, BPR will purchase the shares of Class A Stock on a pro rata basis after giving effect to “odd lot” tenders (of holders of Class A Stock beneficially owning fewer than 100 shares), which will not be subject to proration. In that case, all shares of Class A Stock tendered at or below the finally determined purchase price will be purchased, subject to proration, at the same purchase price determined pursuant to the terms of the Offer. Shares of Class A Stock that are not purchased, including shares of Class A Stock tendered pursuant to tenders at prices above the purchase price, will be returned to such holders.

The Offer will expire at 5:00 p.m. (Eastern time) on March 25, 2019, unless extended or withdrawn by BPR. The Offer will not be conditional upon any minimum number of shares of Class A Stock being tendered. The Offer will, however, be subject to a number of other terms and conditions and BPR will reserve the right, subject to applicable laws, to withdraw or amend the Offer, if, at any time prior to the payment of deposited shares of Class A Stock, certain events occur.

The formal offer to purchase and related letter of transmittal, together with any amendments or supplements thereto (collectively, the “Offer Documents”), containing the terms and conditions of the Offer and instructions for tendering shares of Class A Stock, among other things, are being sent to holders of Class A Stock or designated brokers or other nominees, as applicable, and will be filed on February 11, 2019 with the U.S. Securities and Exchange Commission (“SEC”) and will be available on EDGAR at www.sec.gov.

None of BPR nor its Board of Directors makes any recommendation to holders of Class A Stock as to whether to tender or refrain from tendering their shares of Class A Stock in the Offer or as to the price or prices at which such holders may choose to tender their shares of Class A Stock. Holders of Class A Stock are urged to read the Offer Documents carefully and in their entirety, and to consult their own financial, tax and legal advisors and to make their own decisions with respect to participation in the Offer.

Any questions or requests for assistance in tendering shares of Class A Stock in the Offer should be directed to D.F. King & Co., Inc., the information agent for the Offer at 1-888-541-9895.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of Class A Stock. The Offer will be made pursuant to the Offer Documents that BPR will file with the SEC and that BPR will distribute to holders of its Class A Stock, as may be amended or supplemented. Holders of Class A Stock may obtain a free copy of the Offer Documents from the SEC’s website at www.sec.gov. These documents contain important information about the Offer and holders of Class A Stock are urged to read them carefully.

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About Brookfield Property REIT Inc.

Brookfield Property REIT Inc. (“BPR”) is a subsidiary of Brookfield Property Partners L.P., (NASDAQ: BPY; TSX: BPY.UN) (“BPY”) one of the world’s largest commercial real estate companies, with approximately $87 billion in total assets. BPR was created as a public security that is intended to offer economic equivalence to an investment in BPY in the form of a U.S. REIT stock.

Brookfield Property Partners are leading owners, operators and investors in commercial real estate, with a diversified portfolio of premier office and retail assets, as well as interests in multifamily, triple net lease, industrial, hospitality, self-storage, student housing and manufactured housing assets.

Further information is available at bpy.brookfield.com/bpr.

Contact:

Matthew Cherry

Senior Vice President, Investor Relations & Communications

Tel: 212-417-7488

Email: matthew.cherry@brookfield.com

Forward-Looking Statements

This press release contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws and regulations. Forward-looking statements include statements that are predictive in nature or depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts,” “likely,” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate other acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes and hurricanes; and other risks and factors detailed from time to time in our documents filed with the SEC.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.